Exhibit 11


                             THERMO REMEDIATION INC.

                        Computation of Earnings per Share


                                                         Year Ended
                                                -----------------------------
                                                March 30, 1996  April 1, 1995
                                                --------------  -------------
   Computation of Primary Earnings per Share:

   Net Income (a)                                 $ 5,444,000     $ 3,643,000
                                                  -----------     -----------

   Shares:
     Weighted average shares outstanding           12,393,712      10,007,294

     Add: Shares issuable in connection
          with acquisition of Thermo Fluids                 -         107,774

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                                     -         118,719
                                                  -----------     -----------
     Weighted average shares outstanding,
      as adjusted (b)                              12,393,712      10,233,787
                                                  -----------     -----------

   Primary Earnings per Share (a) / (b)           $       .44     $       .36
                                                  ===========     ===========
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                                                                    Exhibit 11


                             THERMO REMEDIATION INC.

                  Computation of Earnings per Share (continued)


                                                         Year Ended
                                                -----------------------------
                                                March 30, 1996  April 1, 1995
                                                --------------  -------------
   Computation of Fully Diluted Earnings
    per Share:

   Income:

     Net income                                   $ 5,444,000     $ 3,643,000

     Add: Convertible debt interest, net of tax        62,000              -
                                                  -----------    -----------
     Income applicable to common stock
      assuming full dilution (c)                  $ 5,506,000     $ 3,643,000
                                                  -----------     -----------

   Shares:
     Weighted average shares outstanding           12,393,712      10,007,294

     Add: Shares issuable from assumed
          conversion of subordinated
          convertible obligations                     269,583               -

          Shares issuable in connection
          with acquisition of Thermo Fluids                 -         107,774

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                               492,437         118,719
                                                  -----------     -----------
     Weighted average shares outstanding,
      as adjusted (d)                              13,155,732      10,233,787
                                                  -----------     -----------

   Fully Diluted Earnings per Share (c) / (d)     $       .42     $       .36
                                                  ===========     ===========